June 22, 2016

Bradley W. Evans

PO Box 222483

Anchorage, AK  99522

Dear Brad:

Thank you for your leadership as Chief Executive Officer.  On behalf of Chugach Electric Association, Inc. (Chugach), it is my pleasure to offer you the position of Consulting Executive, reporting to me.  Board strategic initiatives require that we keep as much “knowledge leadership” as possible on the Chugach team.

Starting Date:  Your start date will be July 18, 2016.  This position is expected to last no longer than January of 2017 and may be extended by mutual agreement.

Compensation:  Your compensation will be an hourly rate based on your current salary.  It is expected that you will work a minimum of 10 hours per week, not to exceed 40 hours per week or 8 hours per day.

Benefits:  You will remain eligible to participate in Chugach’s comprehensive benefit program on a prorated basis which includes:  health, life, disability, dental and vision insurance, retirement plan, deferred compensation, and 401K.  The Chugach health and welfare package will be prorated on a daily basis.  Given the unique circumstances of your employment you will not be eligible for leave accrual regardless of hours worked.  Additionally, any leave taken will be on a “cash out basis” only, without leave accrual, or any other benefit accrual.  In pay months where you work more than half (80 hours) of the full month there will be no proration on the health and welfare package.

I look forward to your continued contributions to Chugach Electric.

Sincerely,

/s/ Lee D Thibert

Lee D. Thibert

In Coming CEO

/s/ Bradley W. Evans	June 22, 2016
Accepted by Bradley W. Evans	Date